Consolidated Water Announces the Appointment of Three New Independent Directors

GEORGE TOWN, Grand Cayman, Cayman Islands, October 6, 2025 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, today announced the appointment of three new independent directors, Kim Adamson, Maria Elena Giner, and Gerónimo Gutiérrez Fernández, effective October 1, 2025.

Ms. Adamson is a strategic infrastructure executive with almost 30 years of experience in the water industry. She spent 10 years of her career as the General Manager of public water utilities, has held various water-related board positions, and completed corporate governance training at the Columbia Business School. Her private sector work experience includes leadership positions with various notable companies in the water industry, including Brown and Caldwell, Kiewit Infrastructure Group, and Algonquin Power and Utilities Corporation. Ms. Adamson holds a Master of Public Administration degree and a Bachelor of Science degree in Mechanical Engineering.

Dr. Giner has more than 35 years of executive leadership in water infrastructure, capital planning and asset management, environmental policy and regulatory strategy. She is a former Commissioner (U.S. Section) of the International Boundary and Water Commission (IBWC). As Commissioner she was responsible for the application of numerous boundary and water treaties/agreements and for the maintenance and operation of water infrastructure that included four diversion dams, two flood control and water storage dams, two hydroelectric power plants and two wastewater treatment plants. She also administered a capital program of over $1 billion for the IBWC. Dr. Giner holds a Ph.D. in Public Policy, a Master of Business Administration degree, a Bachelor of Science degree in Civil Engineering, and is a registered Professional Engineer in the State of Texas.

Mr. Gutiérrez Fernández is Managing Partner of BEEL Infrastructure, a financial advisory and asset management firm based in Mexico City. After a 20-year career in senior government positions, his professional work now focuses on infrastructure development and financing and providing strategic advice to global firms with operations throughout the Americas. Mr. Gutiérrez Fernández served as Mexico’s ambassador to the United States in 2017 and 2018, during which time he was extensively involved in the negotiations for the United States of America, Mexico and Canada agreement (USMCA). Mr. Gutiérrez Fernández was the Managing Director of the North American Development Bank headquartered in San Antonio, Texas from 2010 to 2016, during which time the bank completed numerous successful bond offerings in the U.S. and European markets. Mr. Gutiérrez Fernández holds a Master’s degree in Public Administration from Harvard’s John F. Kennedy School of Government and a Bachelor of Arts degree in Economics.

“As part of our on-going initiatives to strengthen our corporate governance and overall expertise related to our business, we are pleased and excited to add Kim, Maria Elena, and Gerónimo to our Board,” commented

Board Chairman Wil Pergande. “We interviewed numerous candidates during our thorough search process, and each of these individuals distinguished themselves with their education and qualifications, depth of experience in the water industry, and career achievements. We are confident their addition will enhance our Board’s capabilities, assist with the execution of our strategies, and increase shareholder value.”

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company has in progress a $204 million design-build-operate project for a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

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David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
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Investor Relations Contact:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7557

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